Exhibit 23(a)
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                          INDEPENDENT AUDITORS' CONSENT
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The Board of Directors
Whole Foods Market, Inc.:

We consent to incorporation by reference in this Form S-8 of Whole Foods Market, Inc. of our report dated November 15, 1996, relating to the consolidated balance sheets of Whole Foods Market, Inc. and subsidiaries as of September 29, 1996 and September 24, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the fiscal years in the three fiscal-year period ended September 29, 1996, which report appears in the September 29, 1996 annual report on Form 10-K of Whole Foods Market, Inc.



Austin, Texas
September 16, 1997